REPORT OF INDEPENDENT ACCOUNTANTS
______________

To the Shareholders and Trustees
of Northstar Trust:

In planning and performing our audits of the financial statements and financial highlights of
Northstar Trust comprising Northstar Growth + Value Fund, Northstar International Value Fund,
Northstar Emerging Markets Value Fund, Northstar Income and Growth Fund, Northstar High
Total Return Fund II and Northstar High Total Return Fund (collectively the "Funds"), for the year ended October 31, 1998, except for Northstar Emerging Markets Value Fund for the period
January 1, 1998 (commencement of operations) through October 31, 1998, we considered its internal control, including controls activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters
in  internal control
that might be material weaknesses under standards established by the American Institute of
Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low
level the risk that misstatements caused by error or fraud   in amounts that
would be material in
relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we
noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use of management, the Trustees of
Northstar Trust, and the Securities and Exchange Commission.




New York, New York
December 11, 1998